AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COBIZ FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0826324 (I.R.S. Employer Identification No.)

821 Seventeenth Street

Denver, Colorado  80202

(303) 293-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Bangert

Chairman of the Board and Chief Executive Officer

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado  80202

(303) 293-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey R. Kesselman, Esq.

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado  80202

(303) 297-2900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Senior Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value	57,366	$1,000	(1)	$57,366,000	(1)	$6,574.14
Depositary Shares (2)	—	—		—		—
TOTAL:	57,366	$1,000		$57,366,000		$6,574.14

(1)

Represents the liquidation preference amount for each share of Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) that was sold by CoBiz Financial in a non-public offering to the Secretary of the Treasury (the “Treasury”) under the Small Business Lending Fund program. Includes such number of additional shares of Series C Preferred Stock, of a currently indeterminable amount, as may from time to time become issuable by reason by share splits, share dividends or similar transactions, which shares of Series C Preferred Stock are registered hereunder pursuant to Rule 416 under the Securities Act of 1933.

(2)

In the event the Treasury requests that CoBiz Financial deposit shares of the Series C Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of Series C Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series C Preferred Stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 7, 2011

PROSPECTUS

Senior Non-Cumulative Perpetual Preferred Stock, Series C

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series C, referred to in this prospectus as the Series C Preferred Stock, or, in the event that shares of Series C Preferred Stock are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional shares of Series C Preferred Stock.  In this prospectus, we refer to the shares of Series C Preferred Stock and the depositary shares, collectively, as the securities.

The Series C Preferred Stock was originally issued by us pursuant to the Small Business Lending Fund-Securities Purchase Agreement, dated September 8, 2011, between CoBiz Financial Inc. and the Secretary of the Treasury, which we refer to in this prospectus as the initial selling securityholder or Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series C Preferred Stock is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the Series C Preferred Stock on any exchange.

You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities.

For a discussion of certain factors that should be considered before investing in our securities, you should carefully review ‘‘Risk Factors’’ beginning on page 2 and in the documents we file with the Securities and Exchange Commission that are incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  It is a crime to make any representation to the contrary.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

This prospectus is dated October   , 2011.

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ABOUT THIS PROSPECTUS

References in this prospectus to “CoBiz,” “Company,” “we,” “us” or “our” refer to CoBiz Financial Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC.  By using a shelf registration statement, the selling securityholders may sell, from time to time, in one or more offerings, the securities described in this prospectus.  For further information about our business and the securities, you should refer to the registration statement and its exhibits.  The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus.  Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information About CoBiz.”

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About CoBiz” before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION ABOUT COBIZ

We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549.  You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.cobizfinancial.com.  We have included the SEC’s web address and our web address as inactive textual references only.  Except as specifically incorporated by reference in this prospectus, information on those websites are not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

We are incorporating by reference the following documents that we have previously filed with the SEC:

•             our Annual Report on Form 10-K for the year ended December 31, 2010;

ii

•                                          our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

•                                          our Current Reports on Form 8-K filed on January 27, 2011 (with respect to the Item 8.01 disclosure only), February 14, 2011, April 21, 2011 (with respect to the Item 8.01 disclosure only), April 26, 2011, May 23, 2011, July 21, 2011 (with respect to the Item 8.01 disclosure only), August 22, 2011 and September 9, 2011;

•                                          portions of our Proxy Statement filed on April 8, 2011 that have been incorporated by reference into our Annual Report on Form 10-K; and

•                                          the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on June 11, 1998 under the Securities Exchange Act of 1934, or the Exchange Act, and any subsequent amendments and reports filed to update such description.

We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K which is not deemed filed and is not incorporated by reference herein.

You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado  80202

Attention:  Lyne Andrich, Executive Vice President and Chief Financial Officer

Telephone:  (303) 293-2265

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information about our company and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

CoBiz Financial Inc.

CoBiz is a financial services company headquartered in Denver, Colorado that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The Company provides commercial banking services through Colorado Business Bank and Arizona Business Bank; wealth planning and investment management through CoBiz Wealth Management, and trust services through CoBiz Trust; property and casualty insurance brokerage and employee benefits through CoBiz Insurance; investment banking services through Green Manning & Bunch; and executive benefits consulting and wealth transfer services through Financial Designs Ltd.

Our executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 293-2265.

Recent Developments

For recent developments regarding CoBiz, we refer you to our most recent and future filings under the Exchange Act and any prospectus supplements.

You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

Private Placement

On September 8, 2011, pursuant to the Small Business Lending Fund (“SBLF”) program of the United States Department of the Treasury, we sold to Treasury 57,366 shares of the Series C Preferred Stock, liquidation preference amount $1,000 per share, for an aggregate purchase price of $57,366,000. The issuance of the Series C Preferred Stock was completed in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).  We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series C Preferred Stock.  This registration also includes depositary shares, representing fractional interests in the Series C Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series C Preferred Stock if the Treasury requests that we deposit the Series C Preferred Stock with a depositary under a depositary arrangement.  The terms of the Series C Preferred Stock are described under “Description of Series C Preferred Stock” and the depositary shares are described under “Description of Depositary Shares”.  The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on September 9, 2011, which report is incorporated into this prospectus by reference. See “Incorporation of Certain Documents By Reference.”

Use of Proceeds

We will not receive any proceeds from the sale of the securities offered by this prospectus.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks associated with investing in CoBiz, including those described below.  You should consider carefully these risk factors together with all of the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus before you decide to purchase our securities.  If any of the events described in the following risks or in the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus actually occur, our business, financial condition and operating results could be materially adversely affected, and you could lose all or part of your investment.

Risks Relating to our Business

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. economy or the U.S. banking system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008, or EESA, which, among other measures, authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under the Troubled Asset Relief Program, or TARP.  The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  Treasury purchased equity securities from participating institutions under the Capital Purchase Program authorized by TARP (as well as the Capital Assistance Program announced on February 25, 2009).

The EESA followed, and has been followed by, numerous actions by the Federal Reserve Bank, or FRB, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, or the FDIC, the SEC and others to address the liquidity and credit crisis that followed the sub-prime meltdown that commenced in 2007.  These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.  On February 17, 2009, the American Recovery and Reinvestment Act, or ARRA, was signed into law.  ARRA, more commonly known as the economic stimulus bill or economic recovery package, is intended to stimulate the economy and provides for broad infrastructure, education and health spending.  Most recently, the Dodd-Frank Act, signed into law on July 21, 2010, significantly reforms banking regulation and oversight.

The purpose of these and certain other legislative and regulatory actions is to stabilize the U.S. banking system. The EESA, ARRA, Dodd-Frank Act and other regulatory initiatives may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Difficult conditions in the financial services markets have adversely affected the business and results of operations of the Company.

Dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. The Company has historically used federal funds purchased as a short-term liquidity source and, while the Company continues to actively use this source, further credit tightening in the market could reduce funding lines available to the Company.  This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

Weakness in the economy and in the real estate market, including specific weakness within the markets where our banks do business, has adversely affected us and may continue to adversely affect us.

In general, all of our business segments have been negatively impacted by current market conditions. There has been a downturn in the real estate market, a slow-down in construction and an oversupply of real estate for sale in both 2010 and 2009.  This downturn, and any additional softening, in our real estate markets could hurt our business because a majority of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature.

Substantially all of our real property collateral is located in Arizona and Colorado. Although the Colorado economy has outperformed the majority of other metropolitan areas nationally, it began to show increasing signs of weakness during the fourth quarter of 2008.

Additionally, the Arizona market continues to be negatively impacted by a severely depressed residential housing market. The receipt of borrower financial statements as well as focused portfolio reviews by our bankers contributed to an increase in adversely graded credits in both markets during 2009 and 2010.  If real estate prices continue to decline, the value of real estate collateral securing our loans could be reduced.  Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be further diminished, and we would be more likely to suffer losses on defaulted loans.

 In addition, our Insurance segment’s revenues have been adversely affected by a continued soft premium market for property and casualty insurance; the decline in the broader equity market has negatively impacted Wealth Management earnings; and Investment Banking transactions have been curtailed due to market uncertainty and valuation issues.

Continued weakness could have a material adverse effect on our business, financial condition, results of operations and cash flows and on the market for our common stock.

Our allowance for loan losses may not be adequate to cover actual loan losses.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment.  Credit losses are inherent in the lending business and could have a material adverse effect on our operating results.  We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors.  If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future.  In addition, we expect to increase the number and amount of loans we originate, and we cannot guarantee that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the economic conditions in Colorado and Arizona further deteriorate.  The actual amount of future provisions for loan losses cannot be determined at any specific point in time and may exceed the amounts of past provisions.  Additions to our allowance for loan losses would decrease our net income.

Our commercial real estate and construction loans are subject to various lending risks depending on the nature of the borrower’s business, its cash flow and our collateral.

Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. Repayment of commercial real estate loans is generally dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower’s ability to repay the loan and the value of the security for the loan may be impaired.

Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Generally, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Our construction loans are based upon estimates of costs to construct and the value associated with the completed project. These estimates may be inaccurate due to the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property making relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

Our consumer loans generally have a higher risk of default than our other loans.

Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

We may not realize our deferred income tax assets. In addition, our net operating loss carryforwards and built in losses could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

The Company may experience negative or unforeseen tax consequences.  We review the probability of the realization of our net deferred tax assets each period based on forecasts of taxable income.  This review uses historical results, projected future operating results based upon approved business plans, eligible carryforward and carryback periods, tax-planning opportunities and other relevant considerations.  Adverse changes in the profitability and financial outlook in the U.S. and our industry may require the creation of an additional valuation allowance to reduce our net deferred tax assets.  Such changes could result in material non-cash expenses in the period in which the changes are made and could have a material adverse impact on the Company’s results of operations and financial condition.

In addition, the benefit of our built-in losses would be reduced if we experience an “ownership change,” as determined under Internal Revenue Code Section 382 (Section 382). A Section 382 ownership change occurs if a stockholder or a group of stockholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 would impose an annual limit on the amount of built-in losses we can use to reduce our taxable income equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the ownership change. A number of complex rules apply to calculating this annual limit.

While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, we currently believe that an ownership change has not occurred. However, if an ownership change were to occur, the annual limit Section 382 may impose could result in a limitation of the annual deductibility of our built-in losses.

The value of securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

 The market for some of the investment securities held in our portfolio has been volatile. Market conditions may negatively affect the value of securities. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than- temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

The Company may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. The Company has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose the Company to credit risk in the event of a default by a counterparty or client. In addition, the Company’s credit risk may be exacerbated when the collateral held by the Company cannot be realized or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Company. Any such losses could have a material adverse affect on the Company’s financial condition and results of operations.

Supervisory guidance on commercial real estate concentrations could restrict our activities and impose financial requirements or limitations on the conduct of our business.

The Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the FDIC finalized joint supervisory guidance in 2006 on sound risk management practices for concentrations in commercial real estate lending. The guidance is intended to help ensure that institutions pursuing a significant commercial real estate lending strategy remain healthy and profitable while continuing to serve the credit needs of their communities. The agencies are concerned that rising commercial real estate loan concentrations may expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in commercial real estate markets. The guidance reinforces and enhances existing regulations and guidelines for safe and sound real estate lending. The guidance provides supervisory criteria, including numerical indicators to assist in identifying institutions with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny. The guidance does not limit banks’ commercial real estate lending, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their commercial real estate concentrations. Lending and risk management practices of the Company will be taken into account in supervisory evaluation of capital adequacy. Our commercial real estate portfolio at December 31, 2010, did not meet the definition of commercial real estate concentration as set forth in the final guidelines. If the Company is considered to have a concentration in the future and our risk management practices are found to be deficient, it could result in increased reserves and capital costs.

To the extent that any of the real estate securing our loans becomes subject to environmental liabilities, the value of our collateral will be diminished.

In certain situations, under various federal, state and local environmental laws, ordinances and regulations as well as the common law, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property or damage to property or personal injury.  Such laws may impose liability whether or not the owner or operator was responsible for the presence of such hazardous or toxic substances.  Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures by one or more of our borrowers. Such laws may be amended so as to require compliance with stringent standards which could require one or more of our borrowers to make unexpected expenditures, some of which could be substantial.  Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.  One or more of our borrowers may be responsible for such costs which would diminish the value of our collateral.  The cost of defending against claims of liability, of compliance with environmental regulatory requirements or of remediating any contaminated property could be substantial and require a material portion of the cash flow of one or more of our borrowers, which would diminish the ability of any such borrowers to repay our loans.

Changes in interest rates may affect our profitability.

Our profitability is in part, a function of the spread between the interest rates earned on investments and loans, and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities structures are such that they are affected differently by a change in interest rates. As a result, an increase or decrease in interest rates, the length of loan terms or the mix of adjustable and fixed-rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. We have traditionally managed our assets and liabilities in such a way that we have a positive interest rate gap. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates.  In addition, an increase in interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their loans.

Our ability to grow is substantially dependent upon our ability to increase our deposits.

Our primary source of funding growth is through deposit accumulation. Our ability to attract deposits is significantly influenced by general economic conditions, changes in money market rates, prevailing interest rates and competition. If we are not successful in increasing our current deposit base to a level commensurate with our funding needs, we may have to seek alternative higher cost wholesale financing sources or curtail our growth.

Our fee-based businesses are subject to quarterly and annual volatility in their revenues and earnings.

Our fee-based businesses have historically experienced, and are likely to continue to experience, quarterly and annual volatility in revenues and earnings.  With respect to our investment banking services segment, Green Manning & Bunch, the delay in the initiation or the termination of a major new client engagement, or any changes in the anticipated closing date of client transactions can directly affect revenues and earnings for a particular quarter or year.  With respect to our insurance segment, CoBiz Insurance Inc. and FDL-Employee Benefits division, our revenues and earnings also can experience quarterly and annual volatility, depending on the timing of the initiation or termination of a major new client engagement.  In addition, a substantial portion of the revenues and earnings of our insurance segment are often generated during our fourth quarter as many of their clients seek to finalize their wealth transfer and estate plans by year end.  With respect to our investment advisory business, our revenues and earnings are dependent on the value of our assets under management, which in turn are heavily dependent upon general conditions in debt and equity markets.  Any significant volatility in debt or equity markets are likely to directly affect revenues and earnings of CoBiz Investment Management, LLC for a particular quarter or year.

We rely heavily on our management, and the loss of any of our senior officers may adversely affect our operations.

Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business and financial condition may be adversely affected by competition.

The banking business in the Denver and Phoenix metropolitan areas is highly competitive and is currently dominated by a number of large regional and national financial institutions. In addition to these regional and national banks, there are a number of smaller commercial banks that operate in these areas. We compete for loans and deposits with banks, savings and loan associations, finance companies, credit unions, and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies, and governmental agencies that make available low-cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

By virtue of their larger capital bases or affiliation with larger multibank holding companies, many of our competitors have substantially greater capital resources and lending limits than we have and perform other functions that we offer only through correspondents. Interstate banking and unlimited state-wide branch banking are permitted in Colorado and Arizona. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by competition, including any increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

We may be required to make capital contributions to our bank subsidiary if it becomes undercapitalized.

Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the bank’s assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to our subsidiary bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

An interruption in or breach in security of our information systems may result in a loss of customer business.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, and servicing or loan origination systems.  The occurrence of any failures or interruptions could result in a loss of customer business and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to significant government regulation, and any regulatory changes may adversely affect us.

The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or shareholders. As a financial holding company, we are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to the Series C Preferred Stock

The Series C Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series C Preferred Stock; and the Series C Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series C Preferred Stock are equity interests in CoBiz and do not constitute indebtedness. As such, the Series C Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on CoBiz with respect to assets available to satisfy claims on CoBiz, including in an unlikely liquidation of CoBiz.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series C Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, (2) as a Colorado corporation, we may only pay dividends on the Series C Preferred Stock if following such payment, we will be able to pay our debts as they become due in the usual course of business, and our total assets will be greater than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the Series C Preferred Stock; and (3) we may not pay dividends on our capital stock if we are in default on certain indebtedness or have elected to defer payments of interest on our subordinated indebtedness.

CoBiz is an entity separate and distinct from its operating subsidiaries and derives a substantial portion of its revenue in the form of dividends from those subsidiaries.  While CoBiz currently maintains sufficient unrestricted cash to support its ongoing operations, including interest and dividend payments, in the future CoBiz could be dependent upon dividends from its subsidiaries to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series C Preferred Stock and its common stock. Each of our subsidiary’s ability to pay dividends is subject to its ability to earn net income and, in certain cases, to meet certain regulatory requirements (see “Description of Series C Preferred Stock” for additional information).  In the event our subsidiaries are unable to pay dividends to CoBiz and we do not have access to sufficient unrestricted cash, then CoBiz may not be able to pay dividends on the Series C Preferred Stock.  Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  In addition, the Series C Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series C Preferred Stock or to which the Series C Preferred Stock will be structurally subordinated.

An active trading market for the Series C Preferred Stock may not develop.

The Series C Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series C Preferred Stock on an exchange unless we are requested to do so by Treasury pursuant to the securities purchase agreement between us and Treasury.  There can be no assurance that an active trading market for the Series C Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series C Preferred Stock may be adversely affected.

The Series C Preferred Stock might be junior in rights and preferences to our future preferred stock.

Subject to the written consent of Treasury, if Treasury holds any shares of Series C Preferred Stock, or the holders of a majority of the outstanding shares of the Series C Preferred Stock, voting as a single class, if Treasury does not hold any shares of the Series C Preferred Stock, as well as any other vote of stockholders required by law, we may issue preferred stock in the future, the terms of which are expressly senior to the Series C Preferred Stock.  The terms of any such future preferred stock expressly senior to the Series C Preferred Stock may restrict dividend payments on the Series C Preferred Stock, which could result in dividends on the Series C Preferred Stock not being paid when contemplated by the terms of the Series C Preferred Stock. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series C Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Dividends on the Series C Preferred Stock are noncumulative.

Dividends on the Series C Preferred Stock are noncumulative and payable only out of lawfully available funds. Consequently, if our board of directors does not authorize and declare a dividend on the Series C Preferred Stock for any dividend period, holders of the Series C Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Holders of the Series C Preferred Stock have limited voting rights.

Until and unless we fail to pay full dividends on the Series C Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series C Preferred Stock is at least $25.0 million, the holders of the Series C Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series C Preferred Stock and except as may be required by law.  See “Description of Series C Preferred Stock” for additional information.

Initially the dividend rate on the Series C Preferred Stock will fluctuate based on our level of Qualified Small Business Lending as compared to our Small Business Lending Baseline.

The per annum dividend rate on the shares of Series C Preferred Stock applicable to the first quarter after issuance is five percent. For the second through tenth quarters, the rate will be adjusted quarterly to reflect the percent of change in our Qualified Small Business Lending from our Small Business Lending baseline and may fluctuate between one percent and five percent per annum. The dividend rate will be a fixed rate for the eleventh quarter through the date that is four-and-a-half years from the issuance date of the shares of Series C Preferred Stock and will be based on the rate in effect for the tenth quarter. Depending on the percentage increase in our Qualified Small Business Lending over our Small Business Lending baseline, the fixed rate will be between one percent and five percent per annum. If there has been no increase (or a decrease) in our Qualified Small Business Lending over our Small Business Lending baseline, the fixed rate will be seven percent per annum. For all quarters subsequent to the four-and-one-half anniversary of issuance, the rate will be nine percent per annum.  See “Description of Series C Preferred Stock” for additional information.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.   In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “except”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
STOCK DIVIDEND REQUIREMENTS

	Six months ended, June 30,	Year ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges and preferred stock dividend requirements:
Excluding interest on deposits	1.97	N/A	N/A	1.01	2.55	2.43
Including interest on deposits	1.61	N/A	N/A	1.00	1.53	1.62

For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before taxes, minority interests and equity in undistributed earnings of unconsolidated subsidiaries, plus fixed charges for the periods included.  Fixed charges include all interest expense (excluding interest on deposits), one-third of rental expense (which represents an appropriate interest factor), junior subordinated debentures expense and amortization of debt issuance costs.  These ratios are presented both including and excluding interest on deposits.

The only preferred stock outstanding during the periods above consisted of preferred stock that we issued to Treasury pursuant to the TARP Capital Purchase Program during the fourth quarter of 2008 and redeemed concurrently with the issuance of the Series C Preferred Stock.

For additional information regarding the calculation of the ratio of earnings to fixed charges and preferred stock dividend requirements, please see Exhibit 12 to the registration statement of which this prospectus is a part.

DESCRIPTION OF SERIES C PREFERRED STOCK

The following is a brief description of the terms of the Series C Preferred Stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, including the certificate of designations with respect to the Series C Preferred Stock (the “Certificate of Designations”), copies of which have been filed with the SEC and are also available upon request from us.

General

Under our articles of incorporation, as amended, we have authority to issue up to 2.0 million shares of preferred stock, par value $0.01 per share.  Of such number of shares of preferred stock authorized, 57,366 shares have been designated as Series C Preferred Stock, all of which shares of Series C Preferred Stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Dividends Payable on Shares of Series C Preferred Stock

Holders of shares of Series C Preferred Stock are entitled to receive, if, as and when declared by our board of directors out of assets legally available for payment, non-cumulative quarterly cash dividends on the Series C Preferred Stock, payable in arrears on January 1, April 1, July 1 and October 1 of each year.

The dividend rate that we pay on the Series C Preferred Stock for a given quarterly dividend period is based on the extent to which the qualified small business lending (“QSBL”) of our wholly-owned subsidiary, CoBiz Bank (the “Bank”), increases during a quarter over a baseline QSBL level. Under the SBLF, “QSBL” is defined to include the following types of loans: (a) commercial and industrial loans; (b) owner-occupied nonfarm, nonresidential real estate loans; (c) loans to finance agricultural production and other loans to farmers; and (d) loans secured by farmland. Excluded from these types of loans, however, and therefore excluded from the calculation of QSBL, are (i) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million; (ii) loans to borrowers who have (or whose ultimate parent company has) more than $50 million in revenues during the most recent fiscal year ended as of the date of loan origination;

(iii) the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (iv) the portion of any loans for which the risk is assumed by a third party (e.g., the portion of loans that have been participated).  Based upon the Bank’s initial level of QSBL at March 31, 2011 compared to the baseline, the dividend rate on the Series C Preferred Stock has been set at five percent (5%) for the initial dividend period.

The dividend rate for the second through tenth quarterly dividend periods will be adjusted quarterly to reflect the amount of change in the Bank’s QSBL over the baseline amount established in connection with the issuance of the Series C Preferred Stock and will range from one percent to five percent based on the following schedule:

Increase in	Interest Rate
Qualified Small Business Lending from the Baseline Amount	Second through Tenth Quarterly Dividend Periods	Eleventh Quarterly Dividend Period to Year 4.5	After Year 4.5
0% or less	5%	7%	9%
More than 0%, but less than 2.5%	5%	5%	9%
2.5% or more, but less than 5%	4%	4%	9%
5% or more, but less than 7.5%	3%	3%	9%
7.5% or more, but less than 10%	2%	2%	9%
10% or more	1%	1%	9%

If, at the beginning of the tenth full calendar quarter after the issuance of the Series C Preferred Stock, the amount of QSBL has not increased over the baseline amount, then beginning January 1, 2014, and at the beginning of each calendar quarter thereafter, we would be required to pay the Treasury a lending incentive fee equal to 2% per annum of the aggregate liquidation preference of the then-outstanding Series C Preferred Stock. This lending incentive fee terminates four and one-half years after the date of issuance of the Series C Preferred Stock.

Priority of Dividends; Consequences of Missed Dividends

With respect to the payment of dividends, the Series C Preferred Stock will rank senior to our common stock and all other equity securities designated as ranking junior to the Series C Preferred stock (“junior stock”), and will rank at least equally with all other equity securities designated as ranking on a parity with the Series C Preferred Stock (“parity stock”).

If we miss any of our quarterly dividend payment obligations on the Series C Preferred Stock, then we would be required to provide written notice to the holders of the Series C Preferred Stock stating the rationale of our board of directors’ decision for not declaring the dividend, and we would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding parity stock or on any outstanding junior stock, subject to certain limited exceptions. After the fourth missed dividend payment, whether or not consecutive, if the Company was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the board would be required to certify, in writing, that the Company used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the board’s fiduciary obligations.

If we miss five or six quarterly dividend payment obligations, whether or not consecutive, the holders of the Series C Preferred Stock would have the right to select a representative to serve as an observer on our board of directors or the right, voting as a single class, to elect two directors to fill newly-created directorships on our board of directors. For additional information, please see “Description of Series C Preferred Stock — Voting Rights.”

Other Restrictions on Dividends and Repurchases

Under the terms of the Series C Preferred Stock, we may only declare and pay a dividend on our common stock or other junior stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend or such repurchase, the dollar amount of our Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital Amount set forth in the Certificate of Designation relating to the Series C Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (the “Tier 1 Dividend Threshold”).  The Signing Date Tier 1 Capital Amount was $173,806,000.  The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary of issuance, by ten percent for each one percent increase in QSBL over the baseline level.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The FRB is authorized to determine, under certain circumstances relating to the financial condition of a financial holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend.

In addition, we are subject to Colorado state laws relating to the payment of dividends.  We depend, in part, on dividends, distributions and other payments from the Bank to fund dividend payments on our common and preferred stock.  The approval of the Colorado Division of Banking is required prior to the declaration of any dividend by the Bank if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net profits of that year combined with the retained net profits for the preceding two years.

Dividends on our capital stock (common and preferred stock) are prohibited under the terms of our junior subordinated debenture agreements if we are in continuous default on our payment obligations to the capital trusts, have elected to defer interest payments on the debentures or extend the interest payment period.

Redemption of Series C Preferred Stock

Subject to approval by our federal banking regulators, the Series C Preferred Stock may be redeemed at our option at any time. The per share redemption price for shares of Series C Preferred Stock shall be equal to the sum of the liquidation amount per share ($1,000), the per-share amount of any unpaid dividends for the current quarterly dividend period, and the pro rata amount of lending incentive fees for the current quarterly dividend period, if any. We may decide to redeem all of the outstanding Series C Preferred Stock or a portion of the outstanding Series C Preferred Stock equal to not less than 25% of the initial aggregate liquidation value of the Series C Preferred Stock. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series C Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.

Conversion

The holders of Series C Preferred Stock shall have no right to exchange or convert such shares into any other securities.

Voting Rights

In general, the holders of the Series C Preferred Stock shall not have any voting rights except as set forth in the terms of the Certificate of Designation for the Series C Preferred Stock or as otherwise required by law.

If we have not declared and paid in full dividends for an aggregate of five quarters, whether or not consecutive, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, may appoint a representative to serve as an observer on our board of directors. Such right would continue until we had made full dividend payments for four consecutive quarters thereafter. If we have not declared and paid in full dividends for an aggregate of six quarters, and the aggregate liquidation preference of the outstanding shares of Series C Preferred Stock is greater than $25,000,000, the authorized number of directors on our board of directors shall automatically increase by two and the holders of the Series C Preferred Stock, voting as a single class, shall have the right to elect two directors to fill such newly created directorships. Such directors would be elected at each of our annual meetings held until we had made full dividend payments for four consecutive quarters.

With regard to certain other matters, the approval of the Series C Preferred Stock, given in the form of (a) consent of Treasury if Treasury holds any shares of Series C Preferred Stock or (b) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, if Treasury does not hold any shares of Series C Preferred Stock, is required for effecting or validating (i) any amendment or alteration of our articles of incorporation to authorize, create or issue any shares (or any security convertible into any shares) of any equity security ranking senior to the Series C Preferred Stock with respect to the payment of dividends or distribution of assets in the event of a liquidation, dissolution or winding up; (ii) any change to our articles of incorporation that would adversely affect the rights, privileges or voting powers of the Series C Preferred Stock; (iii) any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, subject to certain enumerated exceptions; and (iv) any sale of all or substantially all of our assets if the Series C Preferred Stock will not be contemporaneously redeemed.

Preemptive Rights

The Series C Preferred Stock does not have preemptive rights as to any of our securities, or any warrants, rights or options to acquire any of our securities.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock shall be entitled to receive for each share of Series C Preferred Stock, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of Series C Preferred Stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other junior stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of Series C Preferred Stock and any outstanding shares of parity stock, holders of the Series C Preferred Stock and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the Series C Preferred Stock, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

DESCRIPTION OF DEPOSITARY SHARES

In the securities purchase agreement between us and Treasury, we have agreed, if requested to do so by the Treasury, to enter into a depositary arrangement that provides for the deposit of the shares of Series C Preferred Stock and the issuance of depositary shares, each representing a fraction of a share of Series C Preferred Stock, as specified by the Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share, of Series C Preferred Stock, instead of whole shares of Series C Preferred Stock. The terms of any such depositary arrangement would be set forth in the depositary agreement, a copy of which we would file with the SEC and which would be incorporated by reference into this prospectus. See “Where You Can Find More Information about CoBiz.”

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•                                          on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•                                          in the over-the-counter market;

•                                          in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•                                          through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell short the securities and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Series C Preferred Stock is not listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series C Preferred Stock on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series C Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On September 8, 2011, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are 57,366 shares of Series C Preferred Stock, representing beneficial ownership of 100% of the shares of Series C Preferred Stock outstanding on the date of this prospectus.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury’s acquisition of the Series C Preferred Stock from us pursuant to the SBLF program and our prior participation in Treasury’s TARP Capital Purchase Program, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sherman & Howard L.L.C., Denver, Colorado.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of CoBiz’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimated, except the SEC filing fee.

SEC filing fee	$6,574.14
Legal fees and expenses*	$25,000.00
Accounting fees and expenses*	$20,000.00
Miscellaneous*	$5,000.00

Total	$56,574.14

*Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.  Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation, or the Articles, and our Amended and Restated Bylaws, or the Bylaws, provide that CoBiz shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law.  Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of CoBiz and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The Articles, Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

In addition to the indemnification provided for in our Articles and Bylaws, we have entered into indemnification agreements with each of our directors and most of our executive officers.  Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for any and all liabilities and expenses arising in his or her capacity as a director, officer, employee, agent or fiduciary of ours or our subsidiaries or arising in his or her capacity as a director, officer, partner, manager, member, employee, trustee, agent or fiduciary at our request of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise.  We will not be required to provide indemnification under the indemnification agreement with respect to: (a) acts or omissions for which indemnification is prohibited under applicable law; (b) certain proceedings initiated or brought voluntarily by such director or executive officer; (c) proceedings brought by us to enforce or interpret the indemnification agreement, if a court having jurisdiction over such action determines that the material defenses raised by such director or executive officer were made in bad faith or were frivolous; (d) liabilities or expenses arising from violations of the provisions of Section 16(b) of the Securities Exchange Act of 1934; and (e) liabilities or expenses resulting from an administrative or civil enforcement action commenced by a federal banking agency to the extent prohibited by applicable laws or regulations of such agency.

We are also required under the indemnification agreement to advance any expenses incurred by a director or executive officer in connection with a proceeding, provided that he or she provides a written affirmation of such person’s good faith belief that he or she has met any applicable standard of conduct required under applicable law, he or she provides an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us and we determine that the facts then known would not preclude indemnification.  If the indemnification provided for in the indemnification agreements is not legally available for any reason, we are obligated to contribute to the payment of liabilities and expenses incurred by the director or executive officer in such proportion as is appropriate to reflect the relative benefits to the director or executive officer from the action in question or, if that allocation is not permissible, the relative fault of us and the director or executive officer.

In addition, the Articles provide that, to the full extent now or hereafter permitted by Colorado law, CoBiz’s directors will not be liable for monetary damages for breach of their fiduciary duty of care to CoBiz and its shareholders.  This provision in the Articles does not eliminate the directors’ fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law.  Each director will continue to be subject to liability for breach of his or her duty of loyalty to CoBiz and its shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit.  This provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

CoBiz maintains director’s and officers’ liability insurance with a $20.0 million limit per year.

Item 16.  Exhibits

(a)                                  The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Reference
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2/A, as filed on May 29, 1998)
4.2	Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K, as filed on March 23, 2001)
4.3

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002)

4.4

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 8, 2005)

4.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on December 17, 2008 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

4.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on September 7, 2011

(incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 9, 2011).
4.7	Amended and Restated Bylaws of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed on December 18, 2006)
4.8	Form of Certificate for the Series C Preferred Stock (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 9, 2011).
4.9

Small Business Lending Fund-Securities Purchase Agreement, dated September 8, 2011, between CoBiz Financial Inc. and the Secretary of the Treasury, with respect to the issuance and sale of the Series C Preferred Stock, including Annex A (Information Specific to the Company and the Investment), Annex B (Definitions), Annex C (General Terms and Conditions) and Annex E (Registration Rights) (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 9, 2011).

5	Opinion of Sherman & Howard L.L.C. *
12	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements *
23.1	Consent of Sherman & Howard L.L.C. (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm *
24.1	Powers of Attorney (included on the signature page of this registration statement)

*           Filed herewith.

Item 17.  Undertakings

(a)                                  CoBiz hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), 1(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                  That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b)                                 CoBiz hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of CoBiz’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CoBiz pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, CoBiz has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CoBiz of expenses incurred or paid by a director, officer or controlling person of CoBiz of expenses incurred or paid by a director, officer or controlling person of CoBiz in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CoBiz will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 7th day of October, 2011.

COBIZ FINANCIAL INC.

By	/s/ Steven Bangert
Steven Bangert, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven Bangert, Jonathan C. Lorenz, Richard J. Dalton and Lyne B. Andrich, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) and any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933 for the same offering contemplated by this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven Bangert	Chairman of the Board	October 7, 2011
Steven Bangert	and Chief Executive Officer
(Principal Executive Officer)

/s/ Lyne B. Andrich	Executive Vice President and	October 7, 2011
Lyne B. Andrich	Chief Financial Officer
(Principal Financial Officer)

/s/ Troy Dumlao	Corporate Controller	October 7, 2011
Troy Dumlao	(Principal Accounting Officer)

/s/ Michael B. Burgamy	Director	October 7, 2011
Michael B. Burgamy

/s/ Morgan Gust	Director	October 7, 2011
Morgan Gust

/s/ Evan Makovsky	Director	October 7, 2011
Evan Makovsky

/s/ Douglas Polson	Director	October 7, 2011
Douglas Polson

Director
Mary Rhinehart

/s/ Noel N. Rothman	Director	October 7, 2011
Noel N. Rothman

/s/ Timothy J. Travis	Director	October 7, 2011
Timothy J. Travis

Director
Mary Beth Vitale

/s/ Mary M. White	Director	October 7, 2011
Mary M. White

EXHIBIT INDEX

Exhibit No.	Reference
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2/A, as filed on May 29, 1998)
4.2	Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K, as filed on March 23, 2001)
4.3

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002)

4.4

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 8, 2005)

4.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on December 17, 2008 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

4.6

Articles of Amendment to the Amended and Restated Articles of Incorporation of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on September 7, 2011 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 9, 2011).

4.7	Amended and Restated Bylaws of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed on December 18, 2006)
4.8	Form of Certificate for the Series C Preferred Stock (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 9, 2011).
4.9

Small Business Lending Fund-Securities Purchase Agreement, dated September 8, 2011, between CoBiz Financial Inc. and the Secretary of the Treasury, with respect to the issuance and sale of the Series C Preferred Stock, including Annex A (Information Specific to the Company and the Investment), Annex B (Definitions), Annex C (General Terms and Conditions) and Annex E (Registration Rights) (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 9, 2011).

5	Opinion of Sherman & Howard L.L.C. *
12	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements *
23.1	Consent of Sherman & Howard L.L.C. (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm *
24.1	Powers of Attorney (included on the signature page of this registration statement)

*           Filed herewith.